ARCO CHEMICAL COMPANY
3801 West Chester Pike
Newtown Square, Pennsylvania 19073-2387
Telephone 610 359 2686

F.W. Welsh
Vice President

Dear  ARCO  Chemical   Company  Capital   Accumulation   and  Savings  Plan
Participants:

On June 18, 1998, ARCO Chemical Company ("ARCO Chemical") entered into a merger agreement with Lyondell Petrochemical Company and Lyondell Acquisition Corporation ("Lyondell"). The Merger Agreement provides for the acquisition by Lyondell of all outstanding shares of ARCO Chemical by means of a cash tender offer and a subsequent merger.

What this means to you is that Lyondell is offering to purchase each share that you hold in the CAP and Savings Plan at a price of $57.75 per share. Subsequent to the tender offer, Lyondell and ARCO Chemical will be merged, and the remaining outstanding shares will be converted into the right to receive $57.75 per share, subject to certain conditions, including possible appraisal rights under Delaware law. I have enclosed for your information a copy of the Offer to Purchase and the Solicitation/Recommendation Statement. These documents contain detailed information about the transaction and the tender offer.

AS YOU WILL SEE IN THE ENCLOSED MATERIALS, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE TENDER OFFER AND THE MERGER ARE FAIR OR AND IN THE BEST INTERESTS OF ARCO CHEMICAL'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EACH STOCKHOLDER ACCEPT THE TENDER OFFER AND TENDER HIS OR HER SHARES.

If you wish to tender your shares, YOU NEED NOT DO ANYTHING. The CAP and Savings Plan trustee will tender the shares on your behalf and the resulting proceeds will be deposited in your CAP Plan and/or Savings Plan account.

If you DO NOT wish to tender the shares in your CAP or Savings Plan account, please sign and return the attached form in the enclosed envelope. The form must be received by July 20, 1998. As noted above, upon the merger of Lyondell and ARCO Chemical, all outstanding shares will be converted into the right to receive $57.75 per share, even if not tendered.

                                        Very truly yours,


                                        F.W. Welsh


TO:  State Street Bank and Trust Company, Trustee
     ARCO Chemical Company Capital Accumulation & Savings Plan
     One Enterprise Drive
     W6A
     North Quincy, MA 02171

Attn:  C. Hopson, Vice President State Street Bank

Re:  Lyondell Tender Offer

I DO NOT wish to tender shares of ARCO Chemical stock contained in my Capital Accumulation and/or Savings Plan account.



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